Exhibit 10iii

PERSONAL and CONFIDENTIAL
February 11, 2015

First Name Last Name

Dear First Name:

I am pleased to inform you that you are one of a select group of individuals receiving a stock option award in 2015. We use these awards to reward performers who we believe will be key contributors to our growth well into the future. The total Award Date Value of your award is approximately $XX,XXX.

You have been awarded a nonstatutory stock option for X,XXX shares of Stryker Corporation Common Stock at a price of $XX.XX per share. Except as otherwise provided in the Terms and Conditions, this option will become exercisable 20% per year beginning on February 11, 2016 and will expire on February 10, 2025.

You will be required to “Accept” the award online via the UBS One Source website located at www.ubs.com/onesource/SYK between March 3 and March 31. The detailed terms of the option are set forth in the Terms and Conditions and any applicable country addendum and the provisions of the Company's 2011 Long-Term Incentive Plan. Those documents, together with the related Prospectus, are available on the UBS One Source website and you should read them before accepting the award.

There also are additional educational materials on the UBS One Source website in the Library section including Stock Option Brochure, Stock Option Frequently Asked Questions and Stock Option Tax Questions & Answers.

We appreciate everything you do to contribute to our success. This is why we’ve identified PEOPLE as one of Stryker’s values and why we’re continuing to invest in you. Thank you for helping us deliver great results for our company-I look forward to a bright future together.

Sincerely,

Kevin Lobo
Chairman and CEO

STRYKER CORPORATION

TERMS AND CONDITIONS
RELATING TO NONSTATUTORY STOCK OPTIONS GRANTED
PURSUANT TO THE 2011 LONG-TERM INCENTIVE PLAN

1.    The Options to purchase Shares of Stryker Corporation (the “Company”) granted to you during 2015 are subject to these Terms and Conditions Relating to Nonstatutory Stock Options Granted Pursuant to the 2011 Long-Term Incentive Plan, as amended (the “Terms and Conditions”) and all of the terms and conditions of the Stryker Corporation 2011 Long-Term Incentive Plan (the “2011 Plan”), which is incorporated herein by reference. In the case of a conflict between these Terms and Conditions and the terms of the 2011 Plan, the provisions of the 2011 Plan will govern. Capitalized terms used but not defined herein have the meaning provided therefor in the 2011 Plan. For purposes of these Terms and Conditions, “Employer” means the Company or any Subsidiary that employs you on the applicable date.

2.    Upon the termination of your employment with your Employer, your right to exercise the Options shall be only as follows:

(a)    If your employment is terminated by Retirement (as such term is defined in the 2011 Plan or determined under local law), you or your estate (in the event of your death after your termination by Retirement) shall have the right, at any time on or prior to the 10th anniversary of the grant date, to exercise the Options with respect to all or any part of the Shares subject thereto, regardless of whether the right to purchase Shares had vested on or before the date of your termination by Retirement.

        (b)    If your employment is terminated by reason of Disability (as such term is defined in the 2011 Plan or determined under local law) or death, you, your legal representative or your estate shall have the right, for a period of one year following such termination, to exercise the Options with respect to all or any part of the Shares subject thereto, regardless of whether the right to purchase such Shares had vested on or before the date of your termination by Disability or death.

(c)    If you cease to be an Employee for any reason other than those provided in (a) or (b) above, you or your estate (in the event of your death after such termination) may, within the thirty (30)-day period following such termination, exercise the Options with respect to only such number of Shares as to which the right of exercise had vested on or before the Termination Date. If you are a resident of or employed in the United States, “Termination Date” shall mean the effective date of termination of your employment with your Employer. If you are resident or employed outside of the United States, “Termination Date” shall mean the earliest of (i) the date on which notice of termination is provided to you, (ii) the last day of your active service with your Employer or (iii) the last day on which you are an Employee of your Employer, as determined in each case without including any required advance notice period and irrespective of the status of the termination under local labor or employment laws.

(d)    Notwithstanding the foregoing, the Options shall not be exercisable in whole or in part (i) after the 10th anniversary of the grant date or (ii) except as provided in Section 3(c) hereof or in the event of termination of employment because of Disability, Retirement or death, unless you shall have continued in the employ of the Company or one of its Subsidiaries for one (1) year following the date of grant of the Options.

(e)    Notwithstanding the foregoing, if you are eligible for Retirement but cease to be an Employee for any other reason before you retire, the right to exercise the Options shall be determined as if your employment ceased by reason of Retirement.

(f)    If you are both an Employee and a Director, the provisions of this Section 2 shall not apply until such time as you are neither an Employee nor a Director.

3.    The number of Shares subject to the Options and the price to be paid therefor shall be subject to adjustment and the term and exercise dates hereof may be accelerated as follows:

(a)    In the event that the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or if the number of such Shares shall be increased through the payment of a stock dividend or a dividend on the Shares of rights or warrants to purchase securities of the Company shall be made, then there shall be substituted for or added to each Share theretofore subject to the Options the number and kind of shares of stock or other securities into which each outstanding Share shall be so changed, or for which each such Share shall be exchanged, or to which each such Share shall be entitled. The Options shall also be appropriately amended as to price and other terms as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding Shares, or of any stock or other securities into which such Common Stock shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the Options, such adjustment shall be made in accordance with such determination.

(b)    Fractional Shares resulting from any adjustment in the Options may be settled in cash or otherwise as the Committee shall determine, in its sole discretion. Notice of any adjustment will be given to you and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes hereof.

(c)    The Committee shall have the power to amend the Options to permit the exercise of the Options (and to terminate any unexercised Options) prior to the effectiveness of (i) any disposition of substantially all of the assets of the Company or your Employer, (ii) the shutdown, discontinuance of operations or dissolution of the Company or your Employer, or (iii) the merger or consolidation of the Company or your Employer with or into any other unrelated corporation.

4.    To exercise the Options, you must complete the on-line exercise procedures as established through UBS, the outsourced stock plan administration vendor, at www.ubs.com/onesource/SYK or by telephone at +1 860 727 1515 (or such other direct dial-in number that may be established from time to time). As part of such procedures, you shall be required to specify the number of Shares that you elect to purchase and the date on which such purchase is to be made, and you shall be required to make full payment of the Exercise Price. An Option shall not be deemed to have been exercised (i.e., the exercise date shall not be deemed to have occurred) until the notice of such exercise and payment in full of the Exercise Price are provided. The exercise date will be defined by the New York Stock Exchange (NYSE) trading hours. If an exercise is completed after the market close or on a weekend, the exercise will be dated the next following trading day.
        The Exercise Price may be paid in such manner as the Committee may specify from time to time in its sole discretion and as established through UBS, including (but not limited to) the two following methods: (i) by a net exercise arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares with an aggregate Fair Market Value on the date of purchase sufficient to cover the aggregate Exercise Price or (ii) cash payment. In cases where you utilize the net exercise arrangement and the Fair Market Value of the number of whole Shares withheld is greater than the aggregate Exercise Price, the Company shall make a cash payment to you equal to the difference as soon as administratively practicable.
5.    Regardless of any action the Company and/or your Employer take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the grant of the Options, the vesting of the Options, the exercise of the Options, the subsequent sale of any Shares acquired pursuant to the Options and the receipt of any dividends and (ii) do not commit to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items.

Prior to the delivery of Shares upon exercise of your Options, if your country of residence (and/or your country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon exercise of the Options that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares. In cases where the Fair Market Value of the number of whole Shares withheld is greater than the minimum Tax-Related Items required to be withheld, the Company shall make a cash payment to you equal to the difference as soon as administratively practicable. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. Alternatively, your Employer may withhold the minimum Tax-Related Items required to be withheld with respect to the Shares in cash from your regular salary and/or wages, or other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding of Shares or through your regular salary and/or wages or any other amounts payable to you by your Employer, no Shares will be issued to you (or your estate) upon exercise of the Options unless and until satisfactory arrangements (as determined by the Board of Directors) have been made by you with respect to the payment of any Tax-Related Items that the Company or your Employer determines, in its sole discretion, must be withheld or collected with respect to such Options. By accepting these Options, you expressly consent to the withholding of Shares and/or withholding from your regular salary and/or wages or other amounts payable to you as provided for hereunder. All other Tax-Related Items related to the Options and any Shares delivered in payment thereof are your sole responsibility.

6.    The Options are intended to be exempt from the requirements of Code Section 409A. The 2011 Plan and these Terms and Conditions shall be administered and interpreted in a manner consistent with this intent. If the Company determines that these Terms and Conditions are subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, at the Company’s sole discretion and without your consent, amend these Terms and Conditions to cause them to comply with Code Section 409A or be exempt from Code Section 409A.

7.    If you were required to sign the “Stryker Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement” or a similar agreement in order to receive the Options or have previously signed such an agreement and you breach any non-competition, non-solicitation or non-disclosure provision or provision as to ownership of inventions contained therein at any time while employed by the Company or a subsidiary or during the one-year period following termination of employment, any unexercised portion of the Options shall be rescinded and you shall return to the Company all Shares that were acquired upon exercise of the Options that you have not disposed of and the Company shall repay you an amount for each such Share equal to the lesser of the Exercise Price or the Fair Market Value of a Share at such time. Further, you shall pay to the Company an amount equal to the profit realized by you (if any) on all Shares that were acquired upon exercise of the Options that you have disposed of. For purposes of the preceding sentence, the profit shall be the positive difference between the Fair Market Value of the Shares at the time of disposition and the Exercise Price.

8.    The Options shall be transferable only by will or the laws of descent and distribution and shall be exercisable during your lifetime only by you. If you purport to make any transfer of the Options, except as aforesaid, the Options and all rights thereunder shall terminate immediately.

9.    If you are resident or employed outside of the United States, you agree, as a condition of the grant of the Options, to repatriate all payments attributable to the Shares and/or cash acquired under the 2011 Plan (including, but not limited to, dividends and any proceeds derived from the sale of the Shares acquired pursuant to the Options) if required by and in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

10.    If you are resident or employed in a country that is a member of the European Union, the grant of the Options and these Terms and Conditions are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of these Terms and Conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

11.    The Options shall not be exercisable in whole or in part, and the Company shall not be obligated to issue any Shares subject to the Options, if such exercise and sale would, in the opinion of counsel for the Company, violate the Securities Act of 1933 or any other U.S. federal, state or non-U.S. statute having similar requirements as it may be in effect at the time. The Options are subject to the further requirement that, if at any time the Board of Directors shall determine in its discretion that the listing or qualification of the Shares subject to the Options under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the issuance of Shares pursuant to the Options, the Options may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

12.    The grant of the Options shall not confer upon you any right to continue in the employ of your Employer nor limit in any way the right of your Employer to terminate your employment at any time. You shall have no rights as a shareholder of the Company with respect to any Shares issuable upon the exercise of the Options until the date of issuance of such Shares.

13.    You acknowledge and agree that the 2011 Plan is discretionary in nature and may be amended, cancelled or terminated by the Company, in its sole discretion, at any time. The grant of the Options under the 2011 Plan is a one-time benefit and does not create any contractual or other right to receive a grant of stock options or benefits in lieu of stock options in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant, the vesting provisions and the exercise price. Any amendment, modification or termination of the 2011 Plan shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

14.    Your participation in the 2011 Plan is voluntary. The value of the Options and any other awards granted under the 2011 Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any grant under the 2011 Plan, including the grant of the Options, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

15.    These Terms and Conditions shall bind and inure to the benefit of the Company, its successors and assigns and you and your estate in the event of your death.

16.    The Options are Nonstatutory Stock Options and shall not be treated as Incentive Stock Options.

17.    The Company and your Employer hereby notify you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the grant of the Options and your participation in the 2011 Plan pursuant to applicable personal data protection laws. The collection, processing and transfer of your personal data is necessary for the Company’s administration of the 2011 Plan and your participation in the 2011 Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your ability to participate in the 2011 Plan. As such, you voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and your Employer hold certain personal information about you, including (but not limited to) your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor for the purpose of managing and administering the 2011 Plan (“Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Company and your Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the 2011 Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such information is unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the 2011 Plan and for your participation in the 2011 Plan.

The Company and your Employer will transfer Data as necessary for the purpose of implementation, administration and management of your participation in the 2011 Plan, and the Company and your Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the 2011 Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the 2011 Plan, including any requisite transfer of such Data as may be required for the administration of the 2011 Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the 2011 Plan.

You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the 2011 Plan and your participation in the 2011 Plan. You may seek to exercise these rights by contacting your local HR manager.

18.    The grant of the Options is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law). No employee of the Company is permitted to advise you on whether you should purchase Shares under the 2011 Plan or provide you with any legal, tax or financial advice with respect to the grant of your Options. Investment in Shares involves a degree of risk. Before deciding to purchase Shares pursuant to the Options, you should carefully consider all risk factors and tax considerations relevant to the acquisition of Shares under the 2011 Plan or the disposition of them. Further, you should carefully review all of the materials related to the Options and the 2011 Plan, and you should consult with your personal legal, tax and financial advisors for professional advice in relation to your personal circumstances.

19.    All questions concerning the construction, validity and interpretation of the Options and the 2011 Plan shall be governed and construed according to the laws of the state of Michigan, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the Options or the 2011 Plan shall be brought only in the state or federal courts of the state of Michigan.

20.    The Company may, in its sole discretion, decide to deliver any documents related to the Options or other awards granted to you under the 2011 Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the 2011 Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.    The invalidity or unenforceability of any provision of the 2011 Plan or these Terms and Conditions shall not affect the validity or enforceability of any other provision of the 2011 Plan or these Terms and Conditions.

22.    If you are resident outside of the United States, you acknowledge and agree that it is your express intent that these Terms and Conditions, the 2011 Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Options be drawn up in English. If you have received these Terms and Conditions, the 2011 Plan or any other documents related to the Options translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

23.    Notwithstanding any provisions of these Terms and Conditions to the contrary, the Options shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) set forth in an addendum to these Terms and Conditions (an “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in an Addendum to these Terms and Conditions at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the award and the 2011 Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of these Terms and Conditions.

24.    The Company reserves the right to impose other requirements on the Options, any Shares acquired pursuant to the Options and your participation in the 2011 Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the award and the 2011 Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

25.    Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that your Options, any Shares acquired pursuant thereto and/or any amount received with respect to any sale of such Shares are subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Recoupment Policy as in effect on the date of grant (a copy of which has been furnished to you) and as the Recoupment Policy may be amended from time to time in order to comply with changes in laws, rules or regulations that are applicable to such Options and Shares. You agree and consent to the Company’s application, implementation and enforcement of (a) the Recoupment Policy and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation and expressly agree that the Company may take such actions as are necessary to effectuate the Recoupment Policy (as applicable to you) or applicable law without further consent or action being required by you. For purposes of the foregoing, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold your Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company. To the extent that the terms of this Agreement and the Recoupment Policy conflict, the terms of the Recoupment Policy shall prevail. 1

26.    By accepting the grant of Options, you acknowledge that you have read these Terms and Conditions, the Addendum to these Terms and Conditions (as applicable) and the 2011 Plan, and specifically accept and agree to the provisions therein.

1 Applicable only to corporate officers elected by the Board of Directors other than Assistant Secretaries, Assistant Treasurers, and Assistant Controllers.

STRYKER CORPORATION

ADDENDUM TO
TERMS AND CONDITIONS
RELATING TO NONSTATUTORY STOCK OPTIONS GRANTED
PURSUANT TO THE 2011 PLAN

In addition to the terms of the 2011 Plan and the Terms and Conditions, the Options are subject to the following additional terms and conditions (the “Addendum”). All capitalized terms as contained in this Addendum shall have the same meaning as set forth in the 2011 Plan and the Terms and Conditions. Pursuant to Section 23 of the Terms and Conditions, if you transfer your residence and/or employment to another country reflected in an Addendum at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations, or to facilitate the operation and administration of the award and the 2011 Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

ARGENTINA

1.    Net Exercise Only. Notwithstanding anything in Section 4 or Section 5 of the Terms and Conditions to the contrary, if you are a local national of Argentina, you may exercise the Options only by means of a net exercise arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares with an aggregate Fair Market Value on the date of purchase sufficient to cover the aggregate Exercise Price and any Tax-Related Items.

BELGIUM

Name: ___________________________ Number of Shares: _____________________

Date of Grant: ___________________________ Exercise Price: _____________________

1.    Acceptance of Options. For the Options to be subject to taxation at the time of grant, you must affirmatively accept the Options in writing within 60 days of the date of grant specified above by signing below and returning this original executed Addendum to:
Stock Plan Administration Department
2825 Airview Blvd.
Kalamazoo, Michigan 49002 (U.S.A)

I hereby accept the ________ (number) Options granted to me by the Company on the date of grant. I also acknowledge that I have been encouraged to discuss the acceptance of the Options and the applicable tax treatment with a financial and/or tax advisor, and that my decision to accept the Options is made with full knowledge of the applicable consequences.

Employee Signature:        _______________________________

Employee Printed Name:    _______________________________

Date of Acceptance:        _______________________________

If you fail to affirmatively accept the Options in writing within 60 days of the date of grant, the Options will not be subject to taxation at the time of grant but instead will be subject to taxation on the date you exercise the Options (or such other treatment as may apply under Belgian tax law at the time of exercise).
2.    Payment of Exercise Price Limited to Cash Payment. Notwithstanding anything to the contrary in Section 4 of the Terms and Conditions, you shall be permitted to pay the Exercise Price only by means of a cash payment (and the net exercise method shall not be permitted).
3.    Undertaking for Qualifying Options. If you are accepting the Options in writing within 60 days of the date of grant and wish to have the Options subject to a lower valuation for Belgium tax purposes pursuant to the article 43, §6 of the Belgian law of 26 March 1999, you may agree and undertake to (a) not exercise the Options before the end of the third calendar year following the calendar year in which the date of grant falls, and (b) not transfer the Options under any circumstances (except on rights your heir might have in the Options upon your death). If you wish to make this undertaking, you must sign below and return this executed Addendum to the address listed above.
Employee Signature:        _______________________________

Employee Printed Name:    _______________________________

CANADA

1.    No Exercise by Using Previously Owned Shares. Notwithstanding anything in Section 4 of the Terms and Conditions to the contrary, if you are resident in Canada, you shall not be permitted to use previously-owned Shares for exercising the Options.

2.    Use of English Language. If you are a resident of Quebec, by accepting the Options, you acknowledge and agree that it is your express wish that the Terms and Conditions, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to your Option, either directly or indirectly, be drawn up in English.
Langue anglaise. En acceptant l'allocation de votre Options, vous reconnaissez et acceptez avoir souhaité que le Termes et Conditions, le présent avenant, ainsi que tous autres documents exécutés, avis donnés et procédures judiciaires intentées, relatifs, directement ou indirectement, à l'allocation de votre Option, soient rédigés en anglais.
BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE 2011 PLAN, THE TERMS AND CONDITIONS AND THIS ADDENDUM. PLEASE SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN APRIL 30, 2015 TO STOCKPLANADMINISTRATION@STRYKER.COM.

___________________________________     ______________________________
Employee Signature                        Employee Name (Printed)

_____________________
Date

CHILE

1.    Private Placement. The following provision shall replace the first two sentences of Section 18 of the Terms and Conditions:

In accordance with Circular 99 of 2001, from Chile’s Superintendence of Securities, the grant of the Options hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filing with the local securities authorities, and the 2011 Plan is not subject to the supervision of the local securities authorities.

DENMARK

1.    Treatment of Options upon Termination of Employment. Notwithstanding any provisions in the Terms and Conditions to the contrary, the treatment of the Options upon your termination of employment shall be governed by the Act on Stock Options in Employment Relations.

FINLAND

1.    Withholding of Tax-Related Items. Notwithstanding anything in Section 5 of the Terms and Conditions to the contrary, if you are a local national of Finland, any Tax-Related Items shall be withheld only in cash from your regular salary/wages or other amounts payable to you in cash or such other withholding methods as may be permitted under the 2011 Plan and allowed under local law.

FRANCE
1.    Use of English Language.  By accepting the Options, you acknowledge and agree that it is your express wish that the Terms and Conditions, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to your Option, either directly or indirectly, be drawn up in English.
Langue anglaise. En acceptant l'allocation de votre Option, vous reconnaissez et acceptez avoir souhaité que le Termes et Conditions, le présent avenant, ainsi que tous autres documents exécutés, avis donnés et procédures judiciaires intentées, relatifs, directement ou indirectement, à l'allocation de votre Option, soient rédigés en anglais.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE 2011 PLAN, THE TERMS AND CONDITIONS AND THIS ADDENDUM.

PLEASE SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN APRIL 30, 2015 TO STOCKPLANADMINISTRATION@STRYKER.COM.

___________________________________     ______________________________
Employee Signature                        Employee Name (Printed)

_____________________
Date

HONG KONG

1.    Lapse of Restrictions. If, for any reason, Shares are issued to you within six (6) months of the grant date, you agree that you will not sell or otherwise dispose of any such Shares prior to the six-month anniversary of the grant date.

MEXICO

1.    Commercial Relationship. You expressly recognize that your participation in the 2011 Plan and the Company’s grant of the Options do not constitute an employment relationship between you and the Company. You have been granted the Options as a consequence of the commercial relationship between the Company and the Subsidiary in Mexico that employs you, and the Company’s Subsidiary in Mexico is your sole employer. Based on the foregoing, (a) you expressly recognize the 2011 Plan and the benefits you may derive from your participation in the 2011 Plan do not establish any rights between you and the Company’s Subsidiary in Mexico that employs you, (b) the 2011 Plan and the benefits you may derive from your participation in the 2011 Plan are not part of the employment conditions and/or benefits provided by the Company’s Subsidiary in Mexico that employs you, and (c) any modification or amendment of the 2011 Plan by the Company, or a termination of the 2011 Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with the Company’s Subsidiary in Mexico that employs you.

2.    Extraordinary Item of Compensation. You expressly recognize and acknowledge that your participation in the 2011 Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the 2011 Plan in accord with the terms and conditions of the 2011 Plan, the Terms and Conditions, and this Addendum. As such, you acknowledge and agree that the Company may, in its sole discretion, amend and/or discontinue your participation in the 2011 Plan at any time and without any liability. The value of the Options is an extraordinary item of compensation outside the scope of your employment contract, if any. The Options are not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Company’s Subsidiary in Mexico that employs you.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE 2011 PLAN, THE TERMS AND CONDITIONS AND THIS ADDENDUM.

PLEASE SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN APRIL 30, 2015 TO STOCKPLANADMINISTRATION@STRYKER.COM.

___________________________________     ______________________________
Employee Signature                        Employee Name (Printed)

_____________________
Date

NETHERLANDS

1.    Waiver of Termination Rights. As a condition to the grant of the Options, you hereby waive any and all rights to compensation or damages as a result of the termination of your employment with the Company and the Employer for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the 2011 Plan, or (b) you ceasing to have rights under or ceasing to be entitled to any awards under the 2011 Plan as a result of such termination.

SINGAPORE

1.    Qualifying Person Exemption. The following provision shall replace Section 18 of the Terms and Conditions:

The grant of the Options under the 2011 Plan is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2011 Ed.) (“SFA”). The 2011 Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that, as a result, the Options are subject to section 257 of the SFA and you will not be able to make (a) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Options in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter

289, 2011 Ed.).

SOUTH AFRICA

1.    Withholding Taxes. The following provision supplements Section 5 of the Terms and Conditions: By accepting the Options, you agree to notify your Employer in South Africa of the amount of any gain realized upon exercise of the Options. If you fail to advise the Company of the gain realized upon exercise, you may be liable for a fine. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

2.    Exchange Control Obligations. You are solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of Shares under the 2011 Plan to ensure compliance with current Exchange Control Regulations. Neither the Company nor any of its Subsidiaries will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

SPAIN

1.    Acknowledgement of Discretionary Nature of the 2011 Plan; No Vested Rights. In accepting the Options, you acknowledge that you consent to participation in the 2011 Plan and have received a copy of the 2011 Plan. You understand that the Company has unilaterally, gratuitously and in its sole discretion granted Options under the 2011 Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis. Consequently, you understand that the Options are granted on the assumption and condition that the Options and the Shares acquired upon exercise of the Options shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above. Thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Options shall be null and void.

You understand and agree that, as a condition of the grant of the Options, any unvested Options as of the date you cease active employment and any vested portion of the Options not exercised within the post-termination exercise period set out in the Terms and Conditions will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, (i) material modification of the terms of employment under Article 41 of the Workers’ Statute or (ii) relocation under Article 40 of the Workers’ Statute. You acknowledge that you have read and specifically accept the conditions referred to in the Terms and Conditions regarding the impact of a termination of employment on your Options.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE 2011 PLAN, THE TERMS AND CONDITIONS AND THIS ADDENDUM.

PLEASE SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN APRIL 30, 2015 TO STOCKPLANADMINISTRATION@STRYKER.COM.

___________________________________     ______________________________
Employee Signature                        Employee Name (Printed)

_____________________
Date

SWEDEN

1.    Exercise by Cash Payment Only. Notwithstanding anything in Section 4 of the Terms and Conditions to the contrary, if you are a local national of Sweden, you may exercise the Options only by means of a cash payment or such other methods as may be permitted under the 2011 Plan and allowed under local law.

2.    Withholding of Tax-Related Items. Notwithstanding anything in Section 5 of the Terms and Conditions to the contrary, if you are a local national of Sweden, any Tax-Related Items shall be withheld only in cash from your regular salary/wages or other amounts payable to you in cash, or such other withholding methods as may be permitted under the 2011 Plan and allowed under local law.

UNITED KINGDOM

1.    No Exercise by Using Existing Shares. Notwithstanding anything in Section 4 of the Terms and Conditions to the contrary, if you are resident in the United Kingdom, you shall not be permitted to use existing Shares for exercising the Options and paying the Exercise Price.

2.    Income Tax and Social Insurance Contribution Withholding. The following provision shall replace Section 5 of the Terms and Conditions:

(a)    Regardless of any action the Company or the Employer takes with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax, payment on account or other tax-related withholding attributable to or payable in connection with or pursuant to the grant or exercise of the Options and the acquisition of Shares, or the release or assignment of the Options for consideration, or the receipt of any other benefit in connection with the Options (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility. Furthermore, the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the grant or exercise of the Options and the acquisition of Shares, the subsequent sale of any Shares acquired upon exercise and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items.
(b)    As a condition of the issuance of Shares (or cash payment) upon exercise of the Options, the Company and/or the Employer shall be entitled to withhold and you agree to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from any salary/wages or other cash compensation payable to you. Alternatively, or in addition, if permissible under local law, you authorize the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by you by one of the following: (a) by electing to have the Company withhold from the Shares to be issued upon exercise of the Options a sufficient number of whole Shares having an aggregate Fair Market Value that would satisfy the withholding amount, provided, however, that in no event may the whole number of Shares withheld in the case of this clause (a) exceed the applicable statutory minimum withholding rates (if any); or (b) in cash. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, you shall be deemed to have been issued the full number of Shares subject to the Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Options.
(c)    If, by the date on which the event giving rise to the Tax-Related Items occurs (the "Chargeable Event"), you have relocated to a jurisdiction other than the United Kingdom, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction, including the United Kingdom. You also agree that the Company and the Employer may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which you may have to recover any overpayment from the relevant tax authorities.
(d)    You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days of the Chargeable Event or within 90 days after the end of the UK tax year in which the Chargeable Event occurs or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the "Due Date"), you agree that the amount of any uncollected Tax-Related Items shall (assuming you are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the Shares acquired under the 2011 Plan.

3.    Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages in consequence of the termination of your employment with the Company and the Subsidiary that employs you for any reason whatsoever and whether or not in breach of contract, insofar as any purported claim to such entitlement arises or may arise from your ceasing to have rights under or to be entitled to exercise the Options as a result of such termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Options. Upon the grant of the Options, you shall be deemed irrevocably to have waived any such entitlement.